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Exhibit 5

June 27, 2003

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

  Re:
  Registration of Common Stock

Ladies and Gentlemen:

        I am Senior Counsel and Assistant Secretary of Aon Corporation (the "Company"). I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $50,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") that may be offered to eligible employees of the Company and its subsidiaries pursuant to the Aon Deferred Compensation Plan.

        I am familiar with the proceedings to date with respect to the proposed offering of the Deferred Compensation Obligations and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

        In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I reviewed.

        Based on the foregoing, I am of the opinion that:

        1.     The Company is duly incorporated and validly existing under the laws of the State of Delaware.

        2.     The Plan has been duly adopted by the Company.

        3.     The Deferred Compensation Obligations, when issued in accordance with the terms of and subject to the conditions of the Plan, will be duly authorized and validly issued and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan.

        This opinion letter is limited to the General Corporation Law of the State of Delaware, the laws of the State of Illinois and the federal laws of the United States of America.

        I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to sales of the Common Stock.

        I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

                      Very truly yours,

                      /s/ Richard E. Barry

                      Richard E. Barry

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  Exhibit 5